Exhibit 99.1

Lihua International Reports Third Quarter 2011 Financial Results

Quarterly Revenue of $155.6 Million, a Year-over-Year Increase of 61%

Gross Profit Increases 29%, Net Income Up 37% and Adjusted EBITDA Up 24%

DANYANG, China, Nov. 9, 2011 /PRNewswire-Asia/ -- Lihua International, Inc. (NASDAQ: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, as well as copper clad aluminum ("CCA") wire, today announced financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 and Recent Highlights

•	Sales increased 61% year-over-year to $155.6 million.

•	Gross profit increased 29% year-over-year to $19.5 million.

•	Net income increased 37% to $13.5 million, or $0.45 per diluted share, compared with $9.9 million, or $0.33 per diluted share in the third quarter of 2010.

•
Non-GAAP net income(1) was $12.9 million, or $0.43 per diluted share, a 29% increase, compared with $10.0 million, or $0.33 per diluted share in the third quarter of 2010. Non-GAAP net income excludes gains related to the change in fair value of warrants of $0.6 million for the third quarter of 2011 and a loss related to the change in fair value of warrants of $(0.1) million in the third quarter of 2010.

•	Adjusted EBITDA increased 24% year-over-year to $17.6 million.(2)

•	Strong balance sheet with $102.0 million in cash and cash equivalents, or $3.40 per diluted share, as of September 30, 2011, compared with $90.6 million as of December 31, 2010.

•	Cash flow from operations of $8.7 million, compared with cash flow from operations of $8.8 million in the third quarter of 2010.

•
Announced two special dividends of $0.03 per share for Lihua stockholders of record as of December 31, 2011 and March 31, 2012, respectively, with the special dividends to be distributed on January 13, 2012 and April 13, 2012, respectively. The special dividend amounts of $0.03 per share are calculated on an annualized method based on 5% of Lihua's GAAP net income for the twelve months ended December 31, 2010.

•	Appointed Daphne Huang Chief Financial Officer on October 23, 2011.

•
Completed quality testing of prototype CCA cable and wire products developed in conjunction with the Shanghai Electric Cable Research Institute ("SECRI"); Commercial launch expected within 12-18 months.

•
Established plan to place initial orders for manufacturing equipment valued at approximately $20 million for the new CCA cable and wire products. The Company expects to receive and begin installation of the new equipment, which will occupy four workshops in its new manufacturing facility, in the third quarter of 2012.

•
The construction and installation of two new smelters, as well as the adjacent water and heat recycling systems and dust collection and filtration system continued, with completion expected by the end of 2011.

•
Construction of planned workshops, R&D center, offices and dormitories on the remainder of the 30-acre new plant site is underway, with completion expected in second half of 2012. Photos of the construction progress are available on the Company's website at http://www.lihuaintl.com/About_Us/Our_Facility.html.

•
Mr. Jianhua Zhu, Lihua's founder, Chairman and CEO, purchased 30,000 shares of Lihua common stock on the open market through Magnify Wealth Enterprise Ltd., an affiliated entity. Mr. Zhu has purchased a total of 155,000 shares of the Company's common stock through Magnify Wealth since May 2011, bringing his beneficial ownership position to 44%.

(1) Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

(2) Adjusted EBITDA is a non-GAAP measurement. Lihua defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses.

"Our financial results for the third quarter represent continued solid performance across our key operating metrics including revenue, gross profit, net income and cash flow from operations. We achieved strong year-over-year growth during what is typically a seasonally slow third quarter, which provides clear evidence of the progress Lihua has made over the last year," said Mr. Zhu. "Third quarter revenue increased 61% over the third quarter of 2010, while sales for the first nine months of the year increased more than 95% over last year, supporting our belief in the strong demand for our products and the value of the new refined copper capacity we added in the third quarter of 2010. Copper anode demand remained high in the third quarter as the product continued to demonstrate its importance to our current and future growth, generating sales of $78.4 million in the third quarter, double the level achieved in the third quarter of 2010, with customer demand continuing to outpace our manufacturing capacity by a wide margin. The new capacity that will come with the completion of the new manufacturing facility is a significant catalyst for our business, and while weather-related construction delays in the third quarter have impacted our near-term outlook, our longer-term prospects remain bright and our expectations for 2012 and beyond call for robust growth as we continue to develop our business in copper anode and other markets.

"In addition to our strong third quarter performance, we have continued our efforts to further improve Lihua's longer-term prospects and build shareholder value. We reached an important milestone in our R&D collaboration with SECRI, as we recently completed the final testing and passed the company level standard for the new CCA cable and wire products. We will be placing our initial orders for production equipment, at a total cost of approximately $20 million, which we plan to have built and installed in the third quarter of 2012, with volume production and customer sales expected to begin within the next 12 to 18 months. Estimated production capacity for these new CCA products is approximately 20,000 – 30,000 tons annually.  Our new CCA cable and wire products will be a less expensive alternative to comparable pure copper cable and wire products currently used in the power cable industry in China, a market with estimated copper cable and wire consumption of 3 million to 4 million tons per year.  Despite the anticipated ramp up in CAPEX and increased working capital needs over the near term to support additional copper anode and CCA production capacity, we expect continued top and bottom line growth in 2012 and beyond.  As such, our Board and management have elected to implement two special cash dividends to provide an immediate return to our shareholders, while remaining adequately capitalized to invest in the Company's continued growth. Overall, we are extremely proud of what Lihua has accomplished through the first nine months of 2011. With the upcoming capacity expansion and new product introductions, Lihua is entering a transformational phase that will take the Company to the next level of success."

Third Quarter 2011 Financial Results

Sales for the third quarter of 2011 increased 61% to $155.6 million, compared with sales of $96.3 million in the third quarter of 2010. The increase in sales was primarily attributable to increased sales of CCA and copper wire products, as well as a full quarter of revenue from the sale of copper anode, which was launched in August 2010.  Lihua's wire products and copper anode accounted for sales of $77.2 million and $78.4 million, respectively, in the third quarter of 2011. This compares with CCA and copper wire sales of $60.7 million, and copper anode sales of $35.7 million, respectively, in the third quarter of 2010.

Gross profit for the third quarter of 2011 was $19.5 million, up 29% from gross profit of $15.1 million for the third quarter of 2010. As a percentage of total sales, gross margin declined to 12.5% in the third quarter of 2011, from 15.7% for the same period last year, primarily due to the continued shift in product mix toward refined copper products, which carry lower gross profit margins than Lihua's wire products, but have a much higher return on invested capital due to a significantly reduced production cycle, as well as a sharp increase in copper price. During the third quarter of 2011, the average copper price was RMB 67,812 per ton, compared with RMB 55,986 per ton in the same period last year, reflecting an increase of 21% year-over-year.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2011 were $2.1 million, compared with $1.6 million in the same period in 2010. The increase in SG&A was related to an increase in the Company's sales force during the quarter, as well as product distribution insurance and other costs directly related to Lihua's increased business volume and scale of operations.

Interest expense for the third quarter of 2011 was $39,000, compared with $30,000 for the third quarter of 2010.

For the three months ended September 30, 2011, provision for income tax expense was $4.4 million, compared with $3.6 million for the three months ended September 30, 2010. The effective tax rate for the third quarter of 2011 was 24.6%, compared to 26.6% for the third quarter of 2010.

Net income for the third quarter of 2011 was $13.5 million, or $0.45 per share, based on 30.0 million weighted average diluted shares outstanding, compared with net income of $9.9 million, or $0.33 per share, based on 30.0 million weighted average diluted shares outstanding during the same period in 2010.

Non-GAAP net income for the third quarter of 2011 was $12.9 million or $0.43 per diluted share, an increase of 29%, compared with non-GAAP net income of $10.0 million, or $0.33 per diluted share, for the third quarter of 2010. Non-GAAP net incomes for the third quarter of 2011 and the same period 2010 exclude impacts from the change in fair value of warrants.

Adjusted EBITDA for the three months ended September 30, 2011 increased 24% to $17.6 million, compared with $14.2 million for the same period in the prior year.

Balance Sheet

As of September 30, 2011, Lihua had $102.0 million, or $3.40 per diluted share in cash and cash equivalents, compared with $90.6 million as of December 31, 2010.  As of September 30, 2011, Lihua had total debt of $2.4 million, associated with short-term bank loans used for working capital purposes, and working capital of $154.5 million.

Outlook

Based on the delay in construction on the Company's second copper recycling facility due to the affect of two typhoons and heavy rain in the summer months of 2011, Lihua has revised its financial guidance for year 2011 which previously included one full quarter of production from the two new copper anode smelters. The new estimated construction completion time for the two new smelters is end of year 2011.  The Company now expects full-year 2011 gross profit to be between $76.0 million and $78.0 million, and non-GAAP net income between $49.0 million and $51.0 million, representing year-over-year growth of 22.4%-25.6% and 22.3%-27.3%, respectively. The Company expects that 2011 growth will be largely the result of continued strong demand in China for recycled copper and copper alternative products in the overall copper consumption market including the household appliance, consumer white goods and infrastructure markets.

Conference Call and Webcast

Management of Lihua International will host a conference call today, Wednesday, November 9, 2011 at 8:00 a.m. Eastern time to discuss the third quarter 2011 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-2069 toll free in the U.S. and Canada, or 1-480-629-9665 from outside the U.S.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at: http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through November 16, 2011. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4485000. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends.  Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles ("GAAP").

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings "Non-GAAP Net Income Calculation" and "Adjusted EBITDA Calculation" below.

Non-GAAP Net Income Calculation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Net income	$13,528,083	$9,855,705	$40,406,145	$28,610,555

Gain on Extinguishment of Warrant Liabilities			-87,255	-135,369
Change in fair value of warrants	-629,000	128,994	-3,183,252	-2,105,835
Non-GAAP Net Income	$12,899,083	9,984,699	$37,135,638	26,369,351

Adjusted EBITDA Calculation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Net income	$13,528,083	$9,855,705	$40,406,145	$28,610,555

Depreciation and amortization	294,080	590,151	1,583,729	1,599,171
Share-based compensation expense	112,204	119,377	379,278	321,330
Gain on Extinguishment of Warrant Liabilities			-87,255	-135,369
Change in fair value of warrants	-629,000	128,994	-3,183,252	-2,105,835
Interest income	-135,276	-80,289	-405,322	-174,705
Interest expenses	38,694	30,090	109,174	99,548
Provision for income tax	4,418,812	3,563,385	12,933,413	9,657,091
Adjusted EBITDA	$17,627,597	$14,207,413	$51,735,910	$37,871,786

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper wire, copper rod and copper anode.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (AMOUNTS EXPRESSED IN US DOLLARS)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$101,954,549	$90,609,340
Bills receivable, net	-	528,576
Accounts receivable, net	25,682,050	32,973,704
Prepayments for raw material purchases	25,180,104	-
Other receivables and prepayments	470,879	21,967
Prepaid land use right – current portion	401,592	211,499
Deferred income tax assets	51,383	127,317
Inventories	19,224,126	16,155,862
Total current assets	172,964,683	140,628,265
OTHER ASSETS
Property, plant and equipment, net	18,353,484	18,189,255
Construction in progress	14,608,932	916,782
Prepaid land use right – long-term portion	18,846,004	18,546,744
Intangible assets	1,050	3,547
Total non-current assets	51,809,470	37,656,328
Total assets	$224,774,153	$178,284,593

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$2,360,383	$2,264,937
Accounts payable	8,495,621	6,012,035
Other payables and accruals	2,616,696	3,186,174
Income taxes payable	4,517,366	4,981,383
Warrant liabilities	516,000	8,682,441
Total current liabilities	18,506,066	25,126,970
Total liabilities	18,506,066	25,126,970

STOCKOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,032,450 and 29,385,326 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	3,003	2,938
Additional paid-in capital	78,425,039	71,251,843
Treasury stock, at cost, 264,047 shares and nil, as of September 30,2011 and December 31, 2010, respectively	(2,126,597)	-
Statutory reserves	9,623,789	7,556,187
Retained earnings	105,429,632	67,091,089
Accumulated other comprehensive income	14,913,221	7,255,566
Total stockholders' equity	206,268,087	153,157,623
Total liabilities and stockholders' equity	$224,774,153	$178,284,593

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$155,570,657	$96,337,451	$459,514,280	$235,060,503
Cost of goods sold	(136,113,727)	(81,215,627)	(403,501,814)	(193,617,089)
Gross profit	19,456,930	15,121,824	56,012,466	41,443,414

Selling expenses	(633,584)	(422,209)	(1,824,986)	(1,443,506)
General and administrative expenses	(1,498,306)	(1,192,225)	(4,410,680)	(3,970,721)
Income from operations	17,325,040	13,507,390	49,776,800	36,029,187
Other income (expenses):
Interest income	135,276	80,289	405,322	174,705
Interest expenses	(38,694)	(30,090)	(109,174)	(99,548)
Exchange expenses	(104,397)	(31,810)	(104,397)	(31,810)
Gain on extinguishment of warrant liabilities	-	-	87,255	135,369
Change in fair value of warrants	629,000	(128,994)	3,183,252	2,105,835
Other income (expenses)	670	22,305	100,500	(46,092)
Total other income (expenses), net	621,855	(88,300)	3,562,758	2,238,459

Income before income tax	17,946,895	13,419,090	53,339,558	38,267,646
Provision for income tax	(4,418,812)	(3,563,385)	(12,933,413)	(9,657,091)

Net income	13,528,083	9,855,705	40,406,145	28,610,555
Other comprehensive income:
Foreign currency translation adjustment	3,648,643	1,927,900	7,657,655	2,674,701

Total comprehensive income	$17,176,726	$11,783,605	$48,063,800	$31,285,256

Earnings per share
Basic	$0.45	$0.34	$1.35	$1.04
Diluted	$0.45	$0.33	$1.34	$1.01

Weighted average number of shares outstanding
Basic	29,768,403	29,143,432	29,833,041	27,473,883
Diluted	29,976,702	29,968,087	30,124,791	28,318,052

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLARS)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$40,406,145	$28,610,555
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,583,729	1,599,171
Loss on disposal of fixed assets	-	123,513
Share-based compensation	379,278	321,330
Gain on extinguishment of warrant liabilities	(87,255)	(135,369)
Change in fair value of warrants	(3,183,252)	(2,105,835)
Deferred income tax benefits	79,515	58,268
(Increase) decrease in assets:
Accounts receivable	8,490,664	(17,711,584)
Bills receivable	538,761	-
Prepayments for raw material purchases	(24,627,478)	-
Other receivables and prepayments	(438,156)	358,042
Inventories	(2,335,047)	1,818,980
Increase (decrease) in liabilities:
Accounts payable	2,181,287	11,013,062
Other payables and accruals	(900,961)	1,055,929
Income taxes payable	(659,145)	2,251,484
Net cash provided by operating activities	21,428,085	27,257,546

CASH FLOWS FROM INVESTING ACTIVITIES
Payment of deposit for land use right	-	(4,407,293)
Purchase of property, plant and equipment	(795,554)	(1,301,573)
Addition to construction in progress	(13,133,784)	-
Net cash used in investing activities	(13,929,338)	(5,708,866)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from public offering of common stock, net of expenses of $2,430,489	-	32,069,517
Release of restricted cash related to private placement	-	575,000
Repurchase of common stock	(2,126,597)	-
Proceeds from exercise of warrants	1,898,049	2,450,000
Net cash (used in) provided by financing activities	(228,548)	35,094,517

Foreign currency translation adjustment	4,075,010	1,701,651

INCREASE IN CASH AND CASH EQUIVALENTS	11,345,209	58,344,848
CASH AND CASH EQUIVALENTS, at the beginning of the period	90,609,340	34,614,838
CASH AND CASH EQUIVALENTS, at the end of the period	$101,954,549	$92,959,686

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Share-based compensation to employees and directors	$379,278	$321,330
Issue of common stock to settle warrant liabilities, net of cash received	$4,895,934	$4,766,160

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$109,174	$99,548
Cash paid for income taxes	$13,394,574	$7,347,339